Exhibit 99.1

Portland, Oregon

June 7, 2012

FOR IMMEDIATE RELEASE

CASCADE CORPORATION ANNOUNCES FINANCIAL RESULTS FOR THE FIRST QUARTER ENDED APRIL 30, 2012

Cascade Corporation (NYSE: CASC) today reported its financial results for the first quarter ended April 30, 2012.

First Quarter Overview

•

Net sales of $141 million for the first quarter of fiscal 2013 were 5% higher than net sales of $136 million for the first quarter of fiscal 2012, excluding the impact of changes in foreign currency exchange rates.

•

Our net income for the first quarter of fiscal 2013 was $15.2 million ($1.34 per diluted share) compared to $16.4 million ($1.46 per diluted share) for the first quarter of fiscal 2012. The prior year results include net insurance proceeds due to a flood in Australia. The after tax impact of these proceeds increased net income by $1 million ($.09 per diluted share).

First Quarter Fiscal 2013 Summary

•	Summary financial results are outlined below (in thousands, except earnings per share):

Three Months Ended April 30	2012	2011	% Change
Net sales	$141,235	$136,177	4%
Cost of goods sold	97,941	91,804	7%

Gross profit	43,294	44,373	(2%)
Gross profit %	31%	33%
SG&A	22,607	20,618	10%
Australia flood insurance proceeds, net of costs	—	(752)	—
Operating income	20,687	24,507	(16%)
Operating income %	15%	18%
Interest expense, net	84	251	(67%)
Foreign currency loss, net	10	196	(95%)
Income before taxes	20,593	24,060	(14%)
Provision for income taxes	5,385	7,636	(29%)
Effective tax rate	26%	32%
Net income	$15,208	$16,424	(7%)
Diluted earnings per share	$1.34	$1.46	(8%)

Cascade Corporation

June 7, 2012

•

Consolidated net sales during the first quarter of fiscal 2013 increased 5% over the first quarter of fiscal 2012, excluding the impact of foreign currency changes. The increase in net sales was due to higher sales volumes as a result of a strong global lift truck market and sales price increases. Details of the change in net sales compared to the prior year first quarter follow (in thousands):

	Amount	Change %
Net sales change	$6,116	5%
Foreign currency change	(1,058)	(1%)

Total	$5,058	4%

•

The consolidated gross profit percentage during the first quarter of fiscal 2013 decreased to 31% from 33% in the prior period, primarily due to higher sales of lower margin product during the current year. In addition, the prior year gross profit includes net flood insurance proceeds of $0.7 million, which increased the gross profit percentage by 1%.

•

Selling and administrative costs increased 11%, excluding the impact of foreign currency changes. The increase is primarily due to higher personnel costs, professional and legal expenses, IT consulting fees and warranty charges.

•

The effective tax rate for the first quarter of fiscal 2013 was 26% compared to 32% for the first quarter of fiscal 2012. The decrease in the effective tax rate is primarily a result of the release of an additional $1.7 million of tax valuation allowance in The Netherlands during the current quarter. This release was primarily a result of a projected increase in future taxable income in The Netherlands due to the reduction of interest expense and the transfer of intercompany financing activities to The Netherlands from Ireland.

Market Conditions

•

Percentage changes in lift truck industry shipments and orders, by region, as compared to the prior year are outlined below. Although lift truck unit data provides an indicator of the general health of the industry and our business over a six- to twelve-month period, it does not necessarily correlate directly with the demand for our products on a quarterly basis.

	Shipments Q1 Fiscal 2013 vs 2012	Orders Q1 Fiscal 2013 vs 2012
Americas	32%	(8%)
Europe	11%	(2%)
Asia Pacific	32%	11%
China	(2%)	(3%)
Global	14%	(1%)

•

The global lift truck market has continued to experience volatility in the first quarter. The Americas and Asia Pacific markets are experiencing flat to moderate growth. China’s market has recovered from the fourth quarter but shipments are below prior year levels. The European lift truck market has begun to experience a slowdown with recent orders. The European debt crisis and other economic factors in the European Union could have a negative impact on our business and global lift truck markets.

Cascade Corporation

June 7, 2012

Americas Summary

•	Summary financial results are outlined below (in thousands):

Three Months Ended April 30	2012	2011	% Change
Net sales	$76,243	$71,704	6%
Transfers between areas	7,249	8,077	(10%)

Net sales and transfers	83,492	79,781	5%
Gross profit	24,846	24,906	—
Gross profit %	30%	31%
SG&A	13,715	11,956	15%

Operating income	$11,131	$12,950	(14%)

Operating income %	13%	16%

•

Net sales increased 6%, excluding the impact of currency changes, due to higher sales volumes as a result of a strong lift truck market in the Americas, higher sales of products to the construction industry and sales price increases. Details of the change in net sales over the prior year quarter follow (in thousands):

	Amount	Change %
Net sales change	$4,739	6%
Foreign currency change	(200)	—

Total	$4,539	6%

•	Our gross profit percentage decreased due to higher sales of lower margin product and start-up costs related to the ramp up in sales of construction attachments.

•	Selling and administrative costs increased primarily due to consulting, warranty, professional fees and other general costs.

Europe Summary

•	Summary financial results are outlined below (in thousands):

Three Months Ended April 30	2012	2011	% Change
Net sales	$26,908	$27,439	(2%)
Transfers between areas	189	454	(58%)

Net sales and transfers	27,097	27,893	(3%)
Gross profit	5,565	5,851	(5%)
Gross profit %	21%	21%
SG&A	4,340	4,551	(5%)

Operating income	$1,225	$1,300	(6%)

Operating income %	5%	5%

Cascade Corporation

June 7, 2012

•

Net sales increased 4%, excluding the impact of currency changes, primarily as a result of price increases implemented during fiscal 2012. Details of the change in net sales over the prior year quarter follow (in thousands):

	Amount	Change %
Net sales change	$1,126	4%
Foreign currency change	(1,657)	(6%)

Total	$(531)	(2%)

•	Our European business experienced comparable operating income between years as our cost of goods sold and selling and administrative expenses remained in line with sales levels.

Asia Pacific Summary

•	Summary financial results are outlined below (in thousands):

Three Months Ended April 30	2012	2011	% Change
Net sales	$20,676	$18,092	14%
Transfers between areas	16	80	(80%)

Net sales and transfers	20,692	18,172	14%
Gross profit	5,739	5,801	(1%)
Gross profit %	28%	32%
SG&A	2,891	2,620	10%
Australia flood insurance proceeds, net of costs	—	(752)	—

Operating income	$2,848	$3,933	(28%)

Operating income %	14%	22%

•

Net sales increased 14%, excluding the impact of foreign currencies, primarily due to higher sales volumes as a result of a strong lift truck market throughout the region. Details of the change in net sales over the prior year quarter follow (in thousands):

	Amount	Change %
Net sales change	$2,439	14%
Foreign currency change	145	—

Total	$2,584	14%

•

Our prior year gross profit percentage included net insurance proceeds of $0.7 million related to the Australia flood. Without these insurance proceeds, the gross profit percentage would have been 28% for both years.

•

In total, during the first quarter of fiscal 2012, we received insurance proceeds in the amount of $3.5 million and incurred an additional $2.0 million in costs related to the Australia flood. We did not receive any insurance proceeds and did not incur any significant flood related costs during the first quarter of fiscal 2013.

Cascade Corporation

June 7, 2012

China Summary

•	Summary financial results are outlined below (in thousands):

Three Months Ended April 30	2012	2011	% Change
Net sales	$17,408	$18,942	(8%)
Transfers between areas	8,559	7,288	17%

Net sales and transfers	25,967	26,230	(1%)
Gross profit	7,144	7,815	(9%)
Gross profit %	28%	30%
SG&A	1,661	1,491	11%

Operating income	$5,483	$6,324	(13%)

Operating income %	21%	24%

•	Net sales decreased 12%, excluding currency changes, primarily due to a slowdown in the Chinese economy. Details of the change in net sales over the prior year quarter follow (in thousands):

	Amount	Change %
Net sales change	$(2,188)	(12%)
Foreign currency change	654	4%

Total	$(1,534)	(8%)

•	Transfers to other Cascade locations, which carry lower margins, increased as a percent of total net sales and transfers from 28% to 33%. This was due to increased customer demand globally.

•	Our gross profit percentage decreased due to a higher percentage of transfers between areas and higher sales of lower margin product during the current year.

Other Matters:

•	On June 6, 2012, our Board of Directors declared a quarterly dividend of $0.35 per share, payable on July 20, 2012 to shareholders of record as of July 5, 2012.

Forward Looking Statements:

This press release contains forward-looking statements made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995 which include, among others, statements relating to our expectations with respect to global lift truck demand and future levels of business activity. Readers are cautioned that a number of factors could cause our actual results to differ materially from any results indicated in this release or in any other forward-looking statements made by us, or on our behalf. These include among others, factors related to general economic conditions, interest rates, the impact of the European debt crisis on our European market and the global economy, performance of our manufacturing facilities and the cyclical nature of the materials handling and construction equipment industries. Further, historical information should not be considered an indicator of future performance. Additional considerations and important risk factors are described in our reports on Form 10-K and 10-Q and other filings with the Securities and Exchange Commission.

Cascade Corporation

June 7, 2012

Earnings Call Information:

We will discuss our results in a conference call on June 7 at 2:00 pm PDT. Robert C. Warren, Jr., President and Chief Executive Officer will host the call. The conference call can be accessed in the U.S. and Canada by dialing (877) 941-9205, International callers can access the call by dialing (480) 629-9771. Participants are encouraged to dial-in 15 minutes prior to the beginning of the call. A replay will be available for 48 hours after the live broadcast and can be accessed by dialing (800) 406-7325 and entering passcode 4540547, or internationally, by dialing (303) 590-3030 and entering passcode 4540547.

The call will be simultaneously webcast and can be accessed on the Investor Relations page of the company’s website, www.cascorp.com. Listeners should go to the website at least 15 minutes early to register, download and install any necessary audio software.

About Cascade Corporation:

Cascade Corporation, headquartered in Fairview, Oregon, is a leading international manufacturer of materials handling products used primarily on lift trucks. Additional information on Cascade is available on its website, www.cascorp.com.

Contact

Joseph G. Pointer

Chief Financial Officer

Cascade Corporation

Phone (503) 669-6300

Email: investorrelations@cascorp.com

Cascade Corporation

June 7, 2012

CASCADE CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited – in thousands, except per share amounts)

	Three Months Ended
	April 30,
	2012	2011
Net sales	$141,235	$136,177
Cost of goods sold	97,941	91,804

Gross profit	43,294	44,373
Selling and administrative expenses	22,607	20,618
Australia flood insurance proceeds, net of costs	—	(752)

Operating income	20,687	24,507
Interest expense, net	84	251
Foreign currency loss, net	10	196

Income before provision for income taxes	20,593	24,060
Provision for income taxes	5,385	7,636

Net income	$15,208	$16,424

Basic earnings per share	$1.38	$1.50

Diluted earnings per share	$1.34	$1.46

Basic weighted average shares outstanding	11,034	10,924
Diluted weighted average shares outstanding	11,384	11,270
Cash dividends per share	$0.35	$0.20

Cascade Corporation

June 7, 2012

CASCADE CORPORATION

CONSOLIDATED BALANCE SHEETS

(Unaudited - in thousands, except per share amounts)

	April 30,	January 31,
	2012	2012
ASSETS
Current assets:
Cash and cash equivalents	$26,904	$24,928
Accounts receivable, less allowance for doubtful accounts of $1,198 and $1,211	87,859	77,752
Inventories	87,861	86,660
Deferred income taxes	3,777	3,822
Assets available for sale	7,662	7,572
Prepaid expenses and other	13,041	11,353

Total current assets	227,104	212,087
Property, plant and equipment, net	71,968	71,439
Goodwill	89,455	88,174
Deferred income taxes	20,877	18,964
Other assets	4,332	3,895

Total assets	$413,736	$394,559

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Notes payable to banks	$441	$99
Current portion of long-term debt	563	590
Accounts payable	30,261	28,280
Accrued payroll and payroll taxes	9,526	9,473
Accrued incentive pay	1,220	2,496
Dividends payable	3,882	—
Other accrued expenses	14,786	15,580

Total current liabilities	60,679	56,518
Long-term debt, net of current portion	4,977	4,950
Accrued environmental expenses	1,914	2,279
Deferred income taxes and other tax liabilities	3,596	8,626
Employee benefit obligations	8,305	8,228
Other liabilities	8,589	3,231

Total liabilities	88,060	83,832

Commitments and contingencies
Shareholders’ equity:
Common stock, $.50 par value, 40,000 authorized shares;
11,148 and 11,088 shares issued and outstanding	5,574	5,544
Additional paid-in capital	16,104	13,252
Retained earnings	262,606	251,280
Accumulated other comprehensive income	41,392	40,651

Total shareholders’ equity	325,676	310,727

Total liabilities and shareholders’ equity	$413,736	$394,559

Cascade Corporation

June 7, 2012

CASCADE CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited - in thousands)

	Three Months Ended
	April 30,
	2012	2011
Cash flows from operating activities:
Net income	$15,208	$16,424
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	2,542	2,393
Share-based compensation	621	599
Deferred income taxes	(1,871)	(159)
Tax effect on share-based compensation	(1,453)	—
Gain on disposition of assets, net	(39)	(17)
Changes in operating assets and liabilities, net of effect of business acquisition:
Accounts receivable	(10,412)	(19,642)
Inventories	(168)	(4,087)
Prepaid expenses and other	(1,651)	(1,699)
Accounts payable and accrued expenses	367	2,468
Income taxes payable and receivable	1,018	762
Other assets and liabilities	64	1,318

Net cash provided by (used in) operating activities	4,226	(1,640)

Cash flows from investing activities:
Capital expenditures	(3,103)	(2,302)
Proceeds from disposition of assets	95	51
Business acquisition	(1,180)	—

Net cash used in investing activities	(4,188)	(2,251)

Cash flows from financing activities:
Payments on long-term debt	(76,839)	(13,237)
Proceeds from long-term debt	77,000	18,000
Notes payable to banks, net	342	2,966
Common stock issued under share-based compensation plans	808	599
Tax effect on share-based compensation	1,453	—

Net cash provided by financing activities	2,764	8,328

Effect of exchange rate changes	(826)	(2,613)

Change in cash and cash equivalents	1,976	1,824
Cash and cash equivalents at beginning of period	24,928	25,037

Cash and cash equivalents at end of period	$26,904	$26,861